Exhibit 99

PR NEWSWIRE

NORTH EUROPEAN OIL ROYALTY TRUST
ANNOUNCES THE DISTRIBUTION
FOR THE THIRD QUARTER OF FISCAL 2018

Red Bank, N.J.  July 31, 2018  -  The Trustees of North European Oil Royalty Trust (NYSE-NRT) announced today a quarterly distribution of $0.19 per unit for the third quarter of fiscal 2018, payable on August 29, 2018 to holders of record on August 17, 2018. Natural gas sold during the second calendar quarter of 2018 is the primary source of royalty income on which the August 2018 distribution is based.

John R. Van Kirk, Managing Director, reported that this year's quarterly distribution of $0.19 per unit is 5.00%, or $0.01 per unit, lower than the distribution of $0.20 per unit for the third quarter of fiscal 2017. Additional details will be available in the earnings press release scheduled for publication on or about August 15, 2018.

The Trust receives nearly all of its royalties under two royalty agreements. The Mobil Agreement, which is the higher royalty rate agreement, covers gas sales from the western half of the Oldenburg concession. The OEG Agreement, which is the lower royalty rate agreement, covers gas sales from the entire Oldenburg concession. The factors determining the amount of gas royalties payable under the two agreements from the preceding calendar quarter are shown in the table below comparing the second calendar quarters of 2018 and 2017. A significant portion of the reduction in gas sales occurred as a result of the unscheduled shutdown of the Grossenkneten desulfurization plant from May 19 to June 5, 2018. Additionally, one of the two tracks at the sulfinol plants will remain shut down reducing sour gas throughput by 40% until the end of August. Further details will be included in the Trust's 10-Q, which will be available through the SEC or on the Trust's website, www.neort.com, on or about August 30, 2018.

Quarterly Gas Data Providing Basis for Fiscal Quarter Royalties
	2nd Calendar Quarter Ended 6/30/2018	2nd Calendar Quarter Ended 6/30/2017	Percentage Change
Mobil Agreement
Gas Sales (Bcf) [1]	3.593	5.500	-34.67
Gas Prices[2] (Ecents/Kwh)[3]	1.9141	1.7406	+9.97%
Average Exchange Rate[4]	1.1705	1.1175	+4.74%
Gas Royalties	$923,710	$1,220,647	-24.33%

OEG Agreement
Gas Sales (Bcf)	11.712	17.829	-34.31%
Gas Prices (Ecents/Kwh)	1.9520	1.7750	+9.97%
Average Exchange Rate	1.1705	1.1175	+4.74%
Gas Royalties	$350,867	$517,750	-32.23%
Footnotes
1. Billion cubic feet
2. Gas prices derived from February-April period
3. Euro cents per kilowatt hour
4. Based on average Euro/dollar exchange rates of cumulative royalty transfers

The table below shows an estimate of the amount of royalties anticipated to be received in the fourth quarter of fiscal 2018 based on the actual amount of royalties that were payable to the Trust for the second calendar quarter of 2018. Amounts in dollars are based on the current exchange rate of 1.168185. Actual royalty income in dollars is valued based on exchange rates on the day funds are transferred. The August and September estimates below include a negative adjustment from the prior quarter of Euros 440,789. This adjustment reflects the inclusion of funds that would have been received under the Mobil sulfur royalty agreement for the second quarter of 2018.

Estimated Combined Royalties Anticipated in	Combined Royalties in Euros	Combined Royalties in Dollars	Dollar Royalties in Cents per Unit
August	Euros 0	$0	$0.0000
September	Euros 327,613	$382,713	$0.0416
October	Euros 384,201	$448,818	$0.0488

The cumulative 12-month distribution, which includes the August 2018 distribution and the three prior quarterly distributions, is $0.77 per unit. This 12-month cumulative distribution is 16.67% or $0.11 per unit higher than the prior 12-month distribution of $0.66 per unit. The Trust makes quarterly distributions to unit owners during the months of February, May, August and November.

Contact -- John R. Van Kirk, Managing Director, telephone: (732) 741-4008, email: jvankirk@neort.com. The Trust's press releases and other pertinent information are available on the Trust's website: www.neort.com.